EXHIBIT 3.(i).7


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                  Filed By:                  (After Issuance of Stock)

                          NATIONAL BOSTON MEDICAL, INC.
                               Name of Corporation


         We the undersigned, Dan Hoyng, Chairman, President and CEO and Marek Lozowicki, the Secretary and Vice-President of Information Technology of NATIONAL BOSTON MEDICAL, INC.

do hereby certify:

         That the Board of Directors of said corporation at a meeting duly convened, held on September ____, adopted a resolution to amend the original articles as follows:

         Article   4.       is hereby amended to read as follows:

         Forth:    Capital Stock

1. Classes and Number of Shares. The total number of shares of all classes of stock which the corporation shall have authority to issue is One Hundred Ten Million (110,000,000), consisting of One Hundred Million (100,000,000) shares of Common Stock, par value of $0.01 per share (The "Common Stock") and Ten Million (10,000,000) shares of Preferred Stock, which have a par value of $0.01 per share (the "Preferred Stock").

2.   Powers and Rights of Common Stock

         (A) Preemptive Right. No shareholders of the Corporation holding common stock shall have any preemptive or other right to subscribe for any additional un-issued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges unless so authorized by the Corporation;

         (B) Voting Rights and Powers. With respect to all matters upon which stockholders are entitled to vote or to which stockholders are entitled to give consent, the holders of the outstanding shares of the Common Stock shall be entitled to case thereon one (1) vote in person or by proxy for each shares of the Common Stock standing in his/her name:





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         (C)      Dividends and Distributions

                  (I) Cash Dividends. Subject to the rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive such cash dividends as may be declared thereon by the Board of Directors from time to time out of assets of funds of the Corporation legally available therefor.

                  (II) Other Dividends and Distributions. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock dividend or split-up of the shares of the Common Stock;

                  (III) Other Rights. Except as otherwise required by the Nevada Revised Statues and as may otherwise be provided in these Articles of Incorporation, each share of the Common Stock shall have identical powers, preferences and rights, including rights in liquidation;

3. Preferred Stock. The powers, preferences, rights, qualifications, limitations and restrictions pertaining to the Preferred Stock, or any series thereof, shall be such as may be fixed, from time to time, by the board of Directors in its sole discretion, authority to do so being hereby expressly vested in such board.

4. Issuance of the Common Stock and the Preferred Stock. The Board of Directors of the Corporation may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the Preferred Stock herein authorized in accordance with the terms and conditions set forth in these Articles of Incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the Preferred Stock, in one or more series, as the Board of Directors in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law. The Board of Directors, from time to time, also may authorize, by resolution, options, warrants and other rights convertible into Common or Preferred stock (collectively "securities."). The securities must be issued for such consideration, including cash, property, or services, as the Board of Directors may deem appropriate, subject to the requirement that the value of such consideration be no less than the par value if the shares issued. Any shares issued for which the consideration so fixed has been paid or delivered shall be fully paid stock and the holder of such shares shall not be liable for any further call or assessment or any other payment thereon, provided that the actual value of such consideration is not less that the par value of the shares so issued. The Board of Directors may issue shares of the Common Stock in the form of a distribution or distributions pursuant to a stock divided or split-up of the shares of the Common Stock only to the then holders of the outstanding shares of the Common Stock.

5. Cumulative Voting. Except as otherwise required by applicable law, there shall be no cumulative voting on any matter brought to a vote of stockholders of the Corporation.

         The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation is 48,801,870, that the said change(s) and amendment have been consented to and approved by a majority


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vote of the  stockholders  holding  at least a  majority  of each class of stock outstanding and entitled to vote thereon.


                        /s/ Daniel J. Hoyng
                        ----------------------
                        Daniel J. Hoyng, Chairman, President and CEO

                        /s/Marke Lozowicki
                        ----------------------
                        Marek Lozowicki, Secretary and Vice-President of Information Technology

State of Massachusetts )
                       ) SS.
County of Bristol      )

         On September 3, 1999, personally appeared before me, a Notary Public, Daniel J. Hoyng, who acknowledged that he executed the above instrument.


                                    Tracie Ouellette
                                    Signature of Notary
(Notary Stamp or Seal)              Tracie Ouellette
                                    My commission expires 6/5/2003


State of Massachusetts )
                       ) SS.
County of Bristol      )

         On September 3, 1999, personally appeared before me, a Notary Public, Marek Lozowicki, who acknowledged that he executed the above instrument.


                                    Tracie Ouellette
                                    Signature of Notary
(Notary Stamp or Seal)              Tracie Ouellette
                                    My commission expires 6/5/2003